                                                                    Exhibit 4.1










                                       SOUTHWEST GAS CORPORATION
                                       1996 STOCK INCENTIVE PLAN

                              TABLE OF CONTENTS



                                                                          Page


1.   THE PLAN. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
     1.1  Purpose. . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
     1.2  Administration and Authorization; Power and
          Procedure. . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
     1.3  Participation. . . . . . . . . . . . . . . . . . . . . . . . . .   3
     1.4  Shares Available for Options; Share Limits . . . . . . . . . . .   3
     1.5  Grant of Option. . . . . . . . . . . . . . . . . . . . . . . . .   4
     1.6  Option Period. . . . . . . . . . . . . . . . . . . . . . . . . .   4
     1.7  Limitations on Exercise and Vesting of Options . . . . . . . . .   4
     1.8  No Transferability . . . . . . . . . . . . . . . . . . . . . . .   4

2.   EMPLOYEE OPTIONS. . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
     2.1  Grants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
     2.2  Option Price . . . . . . . . . . . . . . . . . . . . . . . . . ..  6
     2.3  Limitations on Grant and Terms of Incentive Stock
          Options. . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
     2.4  Limits on 10% Holders. . . . . . . . . . . . . . . . . . . . . .   7
     2.5  Cancellation and Regrant/Waiver of Restrictions. . . . . . . . .   7

3.   OTHER PROVISIONS. . . . . . . . . . . . . . . . . . . . . . . . . . .   7
     3.1  Rights of Eligible Employees, Participants and
          Beneficiaries. . . . . . . . . . . . . . . . . . . . . . . . . .   7
     3.2  Adjustments; Acceleration. . . . . . . . . . . . . . . . . . . .   8
     3.3  Effect of Termination of Employment. . . . . . . . . . . . . . .   9
     3.4  Compliance with Laws . . . . . . . . . . . . . . . . . . . . . .  10
     3.5  Tax Withholding. . . . . . . . . . . . . . . . . . . . . . . . .  10
     3.6  Plan Amendment, Terminination and Suspension. . . . . . . . .  .  11
     3.7  Privileges of Stock Ownership. . . . . . . . . . . . . . . . . .  11
     3.8  Effective Date of the Plan . . . . . . . . . . . . . . . . . . .  12
     3.9  Term of the Plan . . . . . . . . . . . . . . . . . . . . . . . .  12
     3.10 Governing Law/Construction/Severability. . . . . . . . . . . . .  12
     3.11 Captions . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
     3.12 Effect of Change of Subsidiary Status. . . . . . . . . . . . . .  13
     3.13 Non-Exclusivity of Plan. . . . . . . . . . . . . . . . . . . . .  13

4.   DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
     4.1  Definitions. . . . . . . . . . . . . . . . . . . . . . . . . . .  13


5.   NON-EMPLOYEE DIRECTOR OPTIONS . . . . . . . . . . . . . . . . . . . .  17
     5.1  Participation. . . . . . . . . . . . . . . . . . . . . . . . . .  17
     5.2  Annual Option Grants . . . . . . . . . . . . . . . . . . . . . .  18
     5.3  Option Price . . . . . . . . . . . . . . . . . . . . . . . . . .  18
     5.4  Option Period and Exercisability . . . . . . . . . . . . . . . .  19
     5.5  Termination of Directorship. . . . . . . . . . . . . . . . . . .  19
     5.6  Adjustments. . . . . . . . . . . . . . . . . . . . . . . . . . .  19
     5.7  Acceleration Upon a Change in Control Event. . . . . . . . . . .  19
     5.8  Limitation on Amendments . . . . . . . . . . . . . . . . . . . .  20



                          SOUTHWEST GAS CORPORATION
                          1996 STOCK INCENTIVE PLAN


1.   THE PLAN

     1.1  Purpose.
          -------

          The purpose of this Plan is to promote the success of the Company by providing an additional means through the grant of Options to attract, motivate, retain and reward key employees, including officers, whether or not directors, of the Company with awards and incentives for high levels of individual performance and improved financial performance of the Company and to attract, motivate and retain experienced and knowledgeable independent directors through the benefits provided under Article 5. "Corporation" means Southwest Gas Corporation and "Company" means the Corporation and its Subsidiaries, collectively. These terms and other capitalized terms are defined in Article 4.

     1.2  Administration and Authorization; Power and Procedure.
          -----------------------------------------------------

          (a) COMMITTEE. This Plan shall be administered by and all Options to Eligible Employees shall be authorized by the Committee. Action of the Committee with respect to the administration of this Plan shall be taken pursuant to a majority vote or by written consent of its members.

          (b) PLAN AWARDS; INTERPRETATION; POWERS OF COMMITTEE. Subject to the express provisions of this Plan, the Committee shall have the authority:

          (i) to determine from among those persons eligible the particular Eligible Employees who will receive any Options;

          (ii) to grant Options to Eligible Employees, determine the price at which securities will be offered and the amount of securities to be offered to any of such persons, and determine the other specific terms and conditions of such Options consistent with the express limits of this Plan, and establish the installments (if any) in which such Options shall become exercisable or shall vest, or determine that no delayed exercisability or vesting is required, and establish the events of termination of such Options;

          (iii) to approve the forms of Option Agreements (which need not be identical either as to type of award or among Participants);

          (iv) to construe and interpret this Plan and any agreements defining the rights and obligations of the Company and Participants who are

     granted Options under Article 2 of this Plan, further define the terms used in this Plan, and prescribe, amend and rescind rules and regulations relating to the administration of this Plan;

          (v) to cancel, modify, or waive the Corporation's rights with respect to, or modify, discontinue, suspend, or terminate any or all outstanding Options held by Eligible Employees, subject to any required consent under Section 3.6;

          (vi) to accelerate or extend the exercisability or extend the term of any or all such outstanding Options within the maximum ten-year term of Options under Section 1.6; and

          (vii) to make all other determinations and take such other action as contemplated by this Plan or as may be necessary or advisable for the administration of this Plan and the effectuation of its purposes.

Notwithstanding the foregoing, the provisions of Article 5 relating to Non-Employee Director Options shall be automatic and, to the maximum extent possible, self-effectuating, and the discretion of the Committee shall not extend to such Options in any manner that would be impermissible under Rule 16b-3(c)(2).

          (c) BINDING DETERMINATIONS. Any action taken by, or inaction of, the Corporation, any Subsidiary, the Board or the Committee relating or pursuant to this Plan shall be within the absolute discretion of that entity or body and shall be conclusive and binding upon all persons. No member of the Board or Committee, or officer of the Corporation or any Subsidiary, shall be liable for any such action or inaction of the entity or body, of another person or, except in circumstances involving bad faith, of himself or herself. Subject only to compliance with the express provisions hereof, the Board and Committee may act in their absolute discretion in matters within their authority related to this Plan.

          (d)  RELIANCE ON EXPERTS.   In making any determination or in taking
or not taking any action under this Plan, the Committee or the Board, as the case may be, may obtain and may rely upon the advice of experts, including professional advisors to the Corporation. No director, officer or agent of the Company shall be liable for any such action or determination taken or made or omitted in good faith.

          (e) DELEGATION. The Committee may delegate ministerial, non-discretionary functions to individuals who are officers or employees of the Company.


     1.3  Participation.
          -------------
          Options may be granted by the Committee only to those persons that the Committee determines to be Eligible Employees. An Eligible Employee who has been granted an Option may, if otherwise eligible, be granted additional Options if the Committee shall so determine. Non-Employee Directors shall only be eligible to receive Non-Qualified Stock Options granted automatically without action of the Committee under the provisions of Article 5.

     1.4  Shares Available for Options; Share Limits.
          ------------------------------------------

          (a) SHARES AVAILABLE. Subject to the provisions of Section 3.2, the capital stock that may be delivered under this Plan shall be shares of the Corporation's authorized but unissued Common Stock and any shares of its Common Stock held as treasury shares. The shares may be delivered for any lawful consideration.

          (b) SHARE LIMITS. The maximum number of shares of Common Stock that may be delivered pursuant to all Options (including both Nonqualified Stock Options and Incentive Stock Options) granted under this Plan shall not
exceed 1,500,000 shares (the "SHARE LIMIT").   The maximum number of shares of
Common Stock that may be delivered pursuant to options qualified as Incentive Stock Options granted under this Plan is 1,500,000 shares. The maximum number of shares of Common Stock that may be delivered to Non-Employee Directors under the provisions of Article 5 shall not exceed 350,000 shares. The maximum number of shares subject to those options that are granted during any calendar year to any Eligible Employee shall be limited to 100,000. Each of the four foregoing numerical limits shall be subject to adjustment as contemplated by this Section 1.4 and Section 3.2.

          (c) SHARE RESERVATION; REPLENISHMENT AND REISSUE OF UNVESTED OPTIONS. No Option may be granted under this Plan unless, on the date of grant, the sum of (i) the maximum number of shares issuable at any time pursuant to such Option, plus (ii) the number of shares that have previously been issued pursuant to Options granted under this Plan, other than reacquired shares available for reissue consistent with any applicable limitations under Rule 16b-3, plus (iii) the maximum number of shares that may be issued at any time after such date of grant pursuant to Options that are outstanding on such date, does not exceed the Share Limit. Shares that are subject to or underlie Options which expire or for any reason are canceled or terminated, are forfeited, fail to vest, or for any other reason are not paid or delivered under this Plan, as well as reacquired shares, shall again, except to the extent prohibited by Rule 16b-3, be available for subsequent Options under the Plan. Except as limited by Rule 16b-3, if an Option is settled only in cash and satisfies the requirements for exemption under Rule 16b-3 or for exclusion

from the definition of derivative security under Rule 16a-1(c)(3)(ii), such Option need not be counted against any of the limits under this Section 1.4.

     1.5  Grant of Option.
          ---------------

          Subject to the express provisions of this Plan, the Committee shall determine the number of shares of Common Stock subject to each Option and the price to be paid for the shares. Each Option shall be evidenced by an Option Agreement signed by the Corporation and, if required by the Committee, by the Participant.

     1.6  Option Period.
          -------------

          Each Option and all executory rights or obligations under the related Option Agreement shall expire on such date (if any) as shall be determined by the Committee, but not later than ten (10) years after the Option Date.

     1.7  Limitations on Exercise and Vesting of Options.
          ----------------------------------------------

          (a) PROVISIONS FOR EXERCISE. Unless the Committee otherwise expressly provides, no Option shall be exercisable or shall vest until at least six months after the initial Option Date, and once exercisable an Option shall remain exercisable until the expiration or earlier termination of the Option.

          (b) PROCEDURE. Any exercisable Option shall be deemed to be exercised when the Secretary of the Corporation receives written notice of such exercise from the Participant, together with any required payment made in accordance with Section 2.2(a) or 5.3, as the case may be.

          (c) FRACTIONAL SHARES/MINIMUM ISSUE. Fractional share interests shall be disregarded, but may be accumulated. The Committee, however, may determine in the case of Eligible Employees that cash, other securities, or other property will be paid or transferred in lieu of any fractional share interests. No fewer than 100 shares may be purchased on exercise of any Option at one time unless the number purchased is the total number at the time available for purchase under the Option.

     1.8  No Transferability.
          ------------------

          (a) LIMIT ON EXERCISE. Unless otherwise expressly permitted by the Committee and by applicable law (including (if applicable) Rule 16b-3) and the express terms of an Option Agreement, Options may be exercised only by, and shares issuable pursuant to an Option shall be paid only to (or for the account of), the Participant or, if the Participant has died, the Participant's Beneficiary or, if the Participant has suffered a Total


Disability, the Participant's Personal Representative, if any, or if there is none, the Participant. The Committee may permit Options to be exercised by certain persons or entities related to the Participant who are transferees of the Participant without consideration pursuant to such conditions and procedures as the Committee may establish and (for Options intended to satisfy the conditions of Rule 16b-3) as may be permitted under Rule 16b-3.

          (b) LIMIT ON TRANSFER. No right or similar benefit granted under this Plan or any Option, shall be transferrable by the Participant or shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge (other than to the Corporation), except (i) by will or the laws of descent and distribution, or (ii) pursuant to a QDRO or pursuant to any other exception to transfer restrictions expressly permitted by the Committee and set forth in the Option Agreement (or an amendment thereto) and, in the case of Options intended to satisfy the conditions of Rule 16b-3, to the extent permitted by Rule 16b-3 (or, in the case of Options not intended to satisfy Rule 16b-3, as may be not inconsistent with the issue of Options under this Plan that do satisfy the Rule), or (iii) in the case of Incentive Stock Options, as permitted by the Code. Any attempted transfer in violation of these provisions shall be void and the Corporation shall disregard any attempt at transfer, assignment or other alienation prohibited hereby.

          (c) DESIGNATION OF BENEFICIARY. The designation of a Beneficiary hereunder shall not constitute a transfer prohibited by the foregoing provisions.

          (d) EXCEPTIONS. The restrictions on exercise and transfer above shall not be deemed to prohibit the authorization by the Committee of "cashless exercise" procedures with unaffiliated third parties who provide financing for the purpose of (or who otherwise facilitate) the exercise of Options consistent with applicable legal restrictions and Rule 16b-3, nor, to the extent permitted by the Committee, transfers for estate and financial planning purposes, notwithstanding that the inclusion of such features may render the particular Options ineligible for the benefits of Rule 16b-3, nor, in the case of Participants who are not Section 16 Persons, transfers to such other persons or in such other circumstances as the Committee may in the Option Agreement or other writing signed by the Corporation expressly permit.


2.   EMPLOYEE OPTIONS.

     2.1  Grants.
          ------

          One or more Options may be granted under this Article to any Eligible Employee. Each Option granted may be either an Option intended to be an Incentive Stock Option, or not so intended, and such intent shall be indicated in the applicable Option Agreement.

     2.2  Option Price.
          ------------

          (a) PRICING LIMITS. The purchase price per share of the Common Stock covered by each Option shall be determined by the Committee at the time of the grant, but in the case of Incentive Stock Options shall not be less than 100% (110% in the case of a Participant who owns or is deemed to own under Section 424(d) of the Code more than 10% of the total combined voting power of all classes of stock of the Corporation) of the Fair Market Value of the Common Stock on the date of grant.

          (b) PAYMENT PROVISIONS. The purchase price of any shares purchased on exercise of an Option granted under this Article shall be paid in full at the time of each purchase in one or a combination of the following methods:
(i) in cash or by electronic funds transfer; (ii) by check payable to the order of the Corporation; (iii) by notice and third party payment in such manner as may be authorized by the Committee; or (iv) by the delivery of shares of Common Stock of the Corporation already owned by the Participant, provided, however, that the Committee may in its absolute discretion limit the Participant's ability to exercise an Option by delivering such shares. Shares of Common Stock used to satisfy the exercise price of an Option shall be valued at their Fair Market Value on the date of exercise.

     2.3  Limitations on Grant and Terms of Incentive Stock Options.
          ---------------------------------------------------------

          (a) $100,000 LIMIT. To the extent that the aggregate "fair market value" of stock with respect to which incentive stock options first become exercisable by a Participant in any calendar year exceeds $100,000, taking into account both Common Stock subject to Incentive Stock Options under this Plan and stock subject to incentive stock options under all other plans of the Company or any parent corporation, such options shall be treated as nonqualified stock options. For this purpose, the "fair market value" of the stock subject to options shall be determined as of the date the options were awarded. In reducing the number of options treated as incentive stock options to meet the $100,000 limit, the most recently granted options shall be reduced first. To the extent a reduction of simultaneously granted options is necessary to meet the $100,000 limit, the Committee may, in the manner and to

the extent permitted by law, designate which shares of Common Stock are to be treated as shares acquired pursuant to the exercise of an Incentive Stock Option.

          (b) OPTION PERIOD. Each Option and all rights thereunder shall expire no later than ten years after the Option Date.

          (c) OTHER CODE LIMITS. There shall be imposed in any Option Agreement relating to Incentive Stock Options such terms and conditions as from time to time are required in order that the Option be an "incentive stock option" as that term is defined in Section 422 of the Code.

     2.4  Limits on 10% Holders.
          ---------------------

          No Incentive Stock Option may be granted to any person who, at the time the Option is granted, owns (or is deemed to own under Section 424(d) of the Code) shares of outstanding Common Stock possessing more than 10% of the total combined voting power of all classes of stock of the Corporation, unless the exercise price of such Option is at least 110% of the Fair Market Value of the stock subject to the Option and such Option by its terms is not exercisable after the expiration of five years from the date such Option is granted.

     2.5  Cancellation and Regrant/Waiver of Restrictions.
          -----------------------------------------------

          Subject to Section 1.4 and Section 3.6 and the specific limitations on Options contained in this Plan, the Committee from time to time may authorize, generally or in specific cases only, for the benefit of any Eligible Employee any adjustment in the number of shares subject to, the restrictions upon or the term of, an Option granted under this Article by cancellation of an outstanding Option and a subsequent regranting of an Option, by amendment, by substitution of an outstanding Option, by waiver or by other legally valid means. Such amendment or other action may provide for a greater or lesser number of shares subject to the Option, or provide for a longer or shorter vesting or exercise period.

3.   OTHER PROVISIONS.

     3.1  Rights of Eligible Employees, Participants and Beneficiaries.
          ------------------------------------------------------------

          (a) EMPLOYMENT STATUS. Status as an Eligible Employee shall not be construed as a commitment that any Option will be made under this Plan to an Eligible Employee or to Eligible Employees generally.


          (b) NO EMPLOYMENT CONTRACT. Nothing contained in this Plan (or in any other documents related to this Plan or to any Option) shall confer upon any Eligible Employee or other Participant any right to continue in the employ or other service of the Company or constitute any contract or agreement of employment or other service, nor shall interfere in any way with the right of the Company to change such person's compensation or other benefits or to terminate the employment of such person, with or without cause, but nothing contained in this Plan or any document related hereto shall adversely affect any independent contractual right of such person without his or her consent thereto.

          (c) PLAN NOT FUNDED. Awards payable under this Plan shall be payable in shares or from the general assets of the Corporation, and (except as provided in Section 1.4(c)) no special or separate reserve, fund or deposit shall be made to assure payment of such Awards. No Participant, Beneficiary or other person shall have any right, title or interest in any fund or in any specific asset (including shares of Common Stock, except as expressly otherwise provided) of the Company by reason of any Option hereunder. Neither the provisions of this Plan (or of any related documents), nor the creation or adoption of this Plan, nor any action taken pursuant to the provisions of this Plan shall create, or be construed to create, a trust of any kind or a fiduciary relationship between the Company and any Participant, Beneficiary or other person. To the extent that a Participant, Beneficiary or other person acquires a right to receive payment pursuant to any Option hereunder, such right shall be no greater than the right of any unsecured general creditor of the Company.

     3.2  Adjustments; Acceleration.
          -------------------------

          (a) ADJUSTMENTS. If there shall occur any extraordinary dividend or other extraordinary distribution in respect of the Common Stock (whether in the form of cash, Common Stock, other securities, or other property), or any recapitalization, stock split (including a stock split in the form of a stock dividend), reverse stock split, reorganization, merger, combination, consolidation, split-up, spin-off, combination, repurchase, or exchange of Common Stock or other securities of the Corporation, or there shall occur any other like corporate transaction or event in respect of the Common Stock or a sale of substantially all the assets of the Corporation as an entirety, then the Committee shall, in such manner and to such extent (if any) as it deems appropriate and equitable (1) proportionately adjust any or all of (a) the number and type of shares of Common Stock (or other securities) which thereafter may be made the subject of Options (including the specific numbers of shares set forth elsewhere in this Plan), (b) the number, amount and type of shares of Common Stock (or other securities or property) subject to any or all outstanding Options, (c) the exercise price of any or all outstanding Options, or (d) the securities, cash or other property deliverable upon exercise of any outstanding Options, or (2) in the case of an extraordinary

dividend or other distribution, merger, reorganization, consolidation, combination, sale of assets, split up, exchange, or spin off, make provision for a cash payment or for the substitution or exchange of any or all outstanding Options or the cash, securities or property deliverable to the holder of any or all outstanding Options based upon the distribution or consideration payable to holders of the Common Stock of the Corporation upon or in respect of such event; provided, however, in each case, that with respect to Incentive Stock Options, no such adjustment shall be made which would cause the Plan to violate Section 424(a) of the Code or any successor provisions thereto without the written consent of holders materially adversely affected thereby. In any of such events, the Committee may take such action sufficiently prior to such event if necessary to permit the Participant to realize the benefits intended to be conveyed with respect to the underlying shares in the same manner as is available to shareholders generally.

          (b) ACCELERATION OF OPTIONS UPON CHANGE IN CONTROL. As to any Participant who has been granted an Option pursuant to Article 2, unless prior to a Change in Control Event the Committee determines that, upon its occurrence, there shall be no acceleration of benefits under Options or determines that only certain or limited benefits under Options shall be accelerated and the extent to which they shall be accelerated, and/or establishes a different time in respect of such Change in Control Event for such acceleration, then upon the occurrence of a Change in Control Event each Option shall become immediately exercisable provided, however, that in no event shall any Option be accelerated as to any Section 16 Person to a date less than six months after the Option Date of such Award. The Committee may override the limitations on acceleration in this Section 3.2(b) by express provision in the Option Agreement and may accord any Eligible Employee a right to refuse any acceleration, whether pursuant to the Option Agreement or otherwise, in such circumstances as the Committee may approve. Any acceleration of Options shall comply with applicable regulatory requirements, including without limitation Section 422 of the Code.

          (c) POSSIBLE EARLY TERMINATION OF ACCELERATED AWARDS. If any Option under this Plan (other than an Option granted under Article 5) has been fully accelerated as permitted by Section 3.2(b) but is not exercised prior to
(i) a dissolution of the Corporation, or (ii) a reorganization event described in Section 3.2(a) that the Corporation does not survive, or (iii) the consummation of reorganization event described in Section 3.2(a) that results in a Change in Control Event approved by the Board, and no provision has been made for the survival, substitution, exchange or other settlement of such Option, such Option shall thereupon terminate.

     3.3  Effect of Termination of Employment.
          -----------------------------------


          The Committee shall establish in respect of each Option granted to an Eligible Employee the effect of a termination of employment on the rights and benefits thereunder and in so doing may make distinctions based upon the cause of termination.

     3.4  Compliance with Laws.
          --------------------

          This Plan, the granting and vesting of Options under this Plan and the issuance and delivery of shares of Common Stock and/or the payment of money under this Plan or under Options granted hereunder are subject to compliance with all applicable federal and state laws, rules and regulations (including but not limited to state and federal securities law and federal margin requirements) and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Corporation, be necessary or advisable in connection therewith. Any securities delivered under this Plan shall be subject to such restrictions, and the person acquiring such securities shall, if requested by the Corporation, provide such assurances and representations to the Corporation as the Corporation may deem necessary or desirable to assure compliance with all applicable legal requirements.

     3.5  Tax Withholding.
          ---------------

          (a) CASH OR SHARES. Upon any exercise of any Option or upon the disposition of shares of Common Stock acquired pursuant to the exercise of an Incentive Stock Option prior to satisfaction of the holding period requirements of Section 422 of the Code, the Company shall have the right at its option to (i) require the Participant (or Personal Representative or Beneficiary, as the case may be) to pay or provide for payment of the amount of any taxes which the Company may be required to withhold with respect to such Option event or payment or (ii) deduct from any amount payable in cash the amount of any taxes which the Company may be required to withhold with respect to such cash payment. In any case where a tax is required to be withheld in connection with the delivery of shares of Common Stock under this Plan, the Committee may in its sole discretion grant (either at the time of the Option or thereafter) to the Participant the right to elect, pursuant to such rules and subject to such conditions as the Committee may establish, to have the Corporation reduce the number of shares to be delivered by (or otherwise reacquire) the appropriate number of shares valued at their then Fair Market Value, to satisfy such withholding obligation.

          (b) TAX LOANS. The Company may, in its discretion, authorize a loan to an Eligible Employee in the amount of any taxes which the Company may be required to withhold with respect to shares of Common Stock received (or disposed of, as the case may be) pursuant to a transaction described in subsection (a) above. Such a loan shall be for a term, at a rate of interest and pursuant to such other terms and conditions as the Company, under applicable law may establish.


     3.6  Plan Amendment, Termination and Suspension.
          ------------------------------------------

          (a) BOARD AUTHORIZATION. The Board may, at any time, terminate or, from time to time, amend, modify or suspend this Plan, in whole or in part.
No Options may be granted during any suspension of this Plan or after termination of this Plan, but the Committee shall retain jurisdiction as to Options then outstanding in accordance with the terms of this Plan.

          (b) SHAREHOLDER APPROVAL. If any amendment would (i) materially increase the benefits accruing to Participants under this Plan, (ii) materially increase the aggregate number of securities that may be issued under this Plan, or (iii) materially modify the requirements as to eligibility for participation in this Plan, then to the extent then required by Rule 16b-3 to secure benefits thereunder or to avoid liability under Section 16 of the Exchange Act (and Rules thereunder) or required under Section 425 of the Code or any other applicable law, or deemed necessary or advisable by the Board, such amendment shall be subject to shareholder approval.

          (c) AMENDMENTS TO OPTIONS. Without limiting any other express authority of the Committee under but subject to the express limits of this Plan, the Committee by agreement or resolution may waive conditions of or limitations on Options to Eligible Employees that the Committee in the prior exercise of its discretion has imposed, without the consent of a Participant, and may make other changes to the terms and conditions of Options that do not affect in any manner materially adverse to the Participant, his or her rights and benefits under an Option. Notwithstanding anything else contained herein to the contrary, the Committee shall not, without prior shareholder approval
(i) authorize the amendment of outstanding Options to reduce the exercise price, as applicable, except as contemplated by Section 3.2, or (ii) cancel and replace outstanding Options with similar Options having an exercise or base price which is lower, except as contemplated by Section 3.2.

          (d) LIMITATIONS ON AMENDMENTS TO PLAN AND OPTIONS. No amendment, suspension or termination of the Plan or change of or affecting any outstanding Option shall, without written consent of the Participant, affect in any manner materially adverse to the Participant any rights or benefits of the Participant or obligations of the Corporation under any Option granted under this Plan prior to the effective date of such change. Changes contemplated by Section 3.2 shall not be deemed to constitute changes or amendments for purposes of this Section 3.6.


     3.7  Privileges of Stock Ownership.
          -----------------------------

          Except as otherwise expressly authorized by the Committee or this Plan, a Participant shall not be entitled to any privilege of stock ownership as to any shares of Common Stock not actually delivered to and held of record by him or her. No adjustment will be made for dividends or other rights as a shareholder for which a record date is prior to such date of delivery.

     3.8  Effective Date of the Plan.
          --------------------------

          This Plan shall be effective as of March 5, 1996, the date of Board approval, subject to shareholder approval within 12 months thereafter.

     3.9  Term of the Plan.
          ----------------

          No Option shall be granted more than ten years after the effective date of this Plan (the "termination date"). Unless otherwise expressly provided in this Plan or in an applicable Option Agreement, any Option theretofore granted may extend beyond such date, and all authority of the Committee with respect to Options hereunder shall continue during any suspension of this Plan and in respect of outstanding Options on such termination date.

     3.10 Governing Law/Construction/Severability.
          ---------------------------------------

          (a) CHOICE OF LAW. This Plan, the Options, all documents evidencing Options and all other related documents shall be governed by, and construed in accordance with the laws of the State of California.

          (b) SEVERABILITY. If any provision shall be held by a court of competent jurisdiction to be invalid and unenforceable, the remaining provisions of this Plan shall continue in effect.

          (c)  Plan Construction.
               -----------------

               (1) RULE 16B-3. It is the intent of the Corporation that this Plan and Options hereunder satisfy and be interpreted in a manner that in the case of Participants who are or may be subject to Section 16 of the Exchange Act satisfies the applicable requirements of Rule 16b-3 so that such persons (unless they otherwise agree) will be entitled to the benefits of Rule 16b-3 or other exemptive rules under Section 16 of the Exchange Act and will not be subjected to avoidable liability thereunder. If any provision of this Plan or of any Award would otherwise frustrate or conflict with the intent expressed above, that provision to the extent possible shall be interpreted and deemed amended so as to avoid such

     conflict, but to the extent of any remaining irreconcilable conflict with such intent as to such persons in the circumstances, such provision shall be disregarded.

               (2) SECTION 162(M). It is the further intent of the Company that Options with an exercise price not less than Fair Market Value on the date of grant shall qualify as performance-based compensation under
     Section 162(m) of the Code, and this Plan shall be interpreted consistent with such intent.

          (d) TRANSITION PERIOD PROVISIONS. During the transition period under new Rule 16b-3, any derivative security the grant of which is intended to be exempt form Rule 16b-3 shall not be transferable other than as permitted by former Rule 16b-3(d)(ii), and the consideration for any grant or award shall conform to any additional limitations under former Rule 16b-3.

     3.11 Captions.
          --------
          Captions and headings are given to the sections and subsections of this Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

     3.12 Effect of Change of Subsidiary Status.
          -------------------------------------

          For purposes of this Plan and any Option hereunder, if an entity ceases to be a Subsidiary a termination of employment shall be deemed to have occurred with respect to each employee of such Subsidiary who does not continue as an employee of another entity within the Company.

     3.13 Non-Exclusivity of Plan.
          -----------------------

          Nothing in this Plan shall limit or be deemed to limit the authority of the Board or the Committee to grant awards or authorize any other compensation, with or without reference to the Common Stock, under any other plan or authority.


4. DEFINITIONS.

     4.1  Definitions.
          -----------

          (a) "BENEFICIARY" shall mean the person, persons, trust or trusts designated by a Participant or, in the absence of a designation, entitled by will or the laws of descent and distribution, to receive the benefits specified in the Option Agreement and under this Plan in the event of a Participant's death, and shall mean the Participant's executor or

administrator if no other Beneficiary is designated and able to act under the circumstances.

          (b)  "BOARD" shall mean the Board of Directors of the Corporation.

          (c)  "CHANGE IN CONTROL EVENT" shall mean any of the following:

               (1) Approval by the shareholders of the Corporation of the dissolution or liquidation of the Corporation;

               (2) Approval by the shareholders of the Corporation of an agreement to merge or consolidate, or otherwise reorganize, with or into one or more entities that are not wholly owned by the Corporation, as a result of which less than 50% of the outstanding voting securities of the surviving or resulting entity immediately after the reorganization are, or will be, owned by shareholders of the Corporation immediately before such reorganization (assuming for purposes of such determination that there is no change in the record ownership of the Corporation's securities from the record date for such approval until such reorganization and that such record owners hold no securities of the other parties to such reorganization);

               (3) Approval by the shareholders of the Corporation of the sale of substantially all of the Corporation's business and/or assets to a person or entity which is not a Subsidiary;

               (4) Any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act but excluding any person described in and satisfying the conditions of Rule 13d-1(b)(1) thereunder), becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation representing more than 50% of the combined voting power of the Corporation's then outstanding securities entitled to then vote generally in the election of directors of the Corporation; or

               (5) A majority of the Board not being comprised of Continuing Directors.


          (d) "CODE" shall mean the Internal Revenue Code of 1986, as amended from time to time.

          (e)  "COMMISSION" shall mean the Securities and Exchange Commission.


          (f) "COMMITTEE" shall mean a subcommittee of the Nominating and Compensation Committee appointed by the Board to administer this Plan, which committee shall be comprised only of three [or, effective September 1, 1996 (or such other date as the Committee may determine or the Commission may designate as the expiration of the transition period with respect to former Rule 16b-3 under the Exchange Act), two] or more directors or such greater number of directors as may be required under applicable law, each of whom, during such time as one or more Participants may be subject to Section 16 of the Exchange Act, shall be Disinterested and "outside" within the meaning of
Section 162(m) of the Code.

          (g) "COMMON STOCK" shall mean the Common Stock of the Corporation and such other securities or property as may become the subject of Options, or become subject to Options, pursuant to an adjustment made under Section 3.2 of this Plan.

          (h) "COMPANY" shall mean, collectively, the Corporation and its Subsidiaries.

          (i) "CONTINUING DIRECTORS" shall mean persons who are members of the Board on March 5, 1996 or nominated for election or elected to the Board with the affirmative vote of at least three-fourths of the directors who were Continuing Directors at the time of such nomination or election.

          (j) "CORPORATION" shall mean Southwest Gas Corporation, a California corporation and its successors.

          (k) "DISINTERESTED" shall mean disinterested within the meaning of any applicable regulatory requirements, including Rule 16b-3.

          (l) "ELIGIBLE EMPLOYEE" shall mean an officer (whether or not a director) or other key employee of the Company.

          (m) "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

          (n) "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended from time to time.

          (o) "FAIR MARKET VALUE" shall mean (i) if the stock is listed or admitted to trade on a national securities exchange, the closing price of the stock on the Composite Tape, as published in the Western Edition of The Wall Street Journal, of the principal national securities exchange on which the stock is so listed or admitted to trade, on such date, or, if there is no trading of the stock on such date, then the closing price of the stock as

quoted on such Composite Tape on the next preceding date on which there was trading in such shares; (ii) if the stock is not listed or admitted to trade on a national securities exchange, the last price for the stock on such date, as furnished by the National Association of Securities Dealers, Inc. ("NASD") through the NASDAQ National Market Reporting System or a similar organization if the NASD is no longer reporting such information; (iii) if the stock is not listed or admitted to trade on a national securities exchange and is not reported on the National Market Reporting System, the mean between the bid and asked price for the stock on such date, as furnished by the NASD or a similar organization; or (iv) if the stock is not listed or admitted to trade on a national securities exchange, is not reported on the National Market Reporting System and if bid and asked prices for the stock are not furnished by the NASD or a similar organization, the value as established by the Committee at such time for purposes of this Plan.

          (p) "INCENTIVE STOCK OPTION" shall mean an Option which is designated as an incentive stock option within the meaning of Section 422 of the Code, the award of which contains such provisions (including but not limited to the receipt of shareholder approval of this Plan, if the award is made prior to such approval) and is made under such circumstances and to such persons as may be necessary to comply with that section.

          (q) "NOMINATING AND COMPENSATION COMMITTEE" shall mean the standing committee of the Board charged, among other things, with the responsibility to advise the Board on all benefit and compensation program for Directors, Officers and all Company employees.

          (r) "NONQUALIFIED STOCK OPTION" shall mean an Option that is designated as a Nonqualified Stock Option and shall include any Option intended as an Incentive Stock Option that fails to meet the applicable legal requirements thereof. Any Option granted hereunder that is not designated as an incentive stock option shall be deemed to be designated a nonqualified stock option under this Plan and not an incentive stock option under the Code.

          (s) "NON-EMPLOYEE DIRECTOR" shall mean a member of the Board of Directors of the Corporation who is not an officer or employee of the Company.

          (t) "OPTION" shall mean an option to purchase Common Stock granted under this Plan. The Committee shall designate any Option granted to an Eligible Employee as a Nonqualified Stock Option or an Incentive Stock Option. Options granted under Article 5 shall be Nonqualified Stock Options.

          (u) "OPTION AGREEMENT" shall mean any writing setting forth the terms of an Option that has been authorized by the Committee.


          (v) "OPTION DATE" shall mean the date upon which the Committee took the action granting an Option or such later date as the Committee designates as the Option Date at the time of the Option or, in the case of Options under
Article 5, the applicable dates set forth therein.

          (w) "OPTION PERIOD" shall mean the period beginning on an Option Date and ending on the expiration date of such Option.

          (X) "PARTICIPANT" shall mean an Eligible Employee who has been granted an Option under this Plan and a Non-Employee Director who has been granted an Option under Article 5 of this Plan.

          (y) "PERSONAL REPRESENTATIVE" shall mean the person or persons who, upon the disability or incompetence of a Participant, shall have acquired on behalf of the Participant, by legal proceeding or otherwise, the power to exercise the rights or receive benefits under this Plan and who shall have become the legal representative of the Participant.

          (z)  "PLAN" shall mean this 1996 Stock Incentive Plan.

          (aa) "QDRO" shall mean a qualified domestic relations order as defined in Section 414(p) of the Code or Title I, Section 206(d)(3) of ERISA (to the same extent as if this Plan were subject thereto), or the applicable rules thereunder.

          (bb) "RULE" shall mean any Rule promulgated by the Commission pursuant to the Exchange Act, as amended from time to time.

               (cc) "SECTION 16 PERSON" shall mean a person subject to Section 16(a) of the Exchange Act.

               (dd) "SECURITIES ACT" shall mean the Securities Act of 1933, as amended from time to time.

               (ee) "SUBSIDIARY" shall mean any corporation or other entity a majority of whose outstanding voting stock or voting power is beneficially owned directly or indirectly by the Corporation.

               (ff) "TOTAL DISABILITY" shall mean a "permanent and total disability" within the meaning of Section 22(e)(3) of the Code and (except in the case of a Non-Employee Director) such other disabilities, infirmities, afflictions or conditions as the Committee by rule may include.

5.   NON-EMPLOYEE DIRECTOR OPTIONS.


     5.1  Participation.
          -------------

          Options under this Article 5 shall be made only to Non-Employee Directors and shall be evidenced by Option Agreements substantially in the form of Exhibit A hereto.

     5.2  Annual Option Grants.
          --------------------

          (a) TIME OF INITIAL OPTION. Persons who are Non-Employee Directors in office at the time this Plan is first approved by the shareholders of the Corporation shall be granted without further action an Option to purchase 3,000 shares of Common Stock (the Option Date of which shall be the date of shareholder approval of this Plan). After approval of this Plan by the shareholders of the Corporation, if any person who is not then an officer or employee of the Company shall become a director of the Corporation, there shall be granted automatically to such person (without any action by the Board or Committee) a Nonqualified Stock Option (the Option Date of which shall be the date such person takes office) to purchase that number of shares of Common Stock determined by multiplying 2,000 by a fraction, the numerator of which is the number of days between the Option Date and the next annual shareholders meeting, and the denominator of which is 365.

          (b) SUBSEQUENT ANNUAL OPTIONS. On the date of each annual shareholders meeting in each year during the term of the Plan, commencing with the annual meeting occurring in 1997, there shall be granted automatically (without any action by the Committee or the Board) a Nonqualified Stock Option (the Option Date of which shall be such date) to each Non-Employee Director then continuing in office to purchase 2,000 shares of Common Stock.

          (c) MAXIMUM NUMBER OF SHARES. Annual grants that would otherwise exceed the maximum number of shares under Section 1.4(a) shall be prorated within such limitation. A Non-Employee Director shall not receive more than one Nonqualified Stock Option under this Section 5.2 in any calendar year.

     5.3  Option Price.
          ------------

          The purchase price per share of the Common Stock covered by each Option granted pursuant to Section 5.2 hereof shall be 100 percent of the Fair Market Value of the Common Stock on the Option Date. The exercise price of any Option granted under this Article shall be paid in full at the time of each purchase in cash or by check or in shares of Common Stock valued at their Fair Market Value on the date of exercise of the Option, or partly in such shares and partly in cash, provided that any such shares used in payment shall have been owned by the Participant at least six months prior to the date of exercise.


     5.4  Option Period and Exercisability.
          --------------------------------

          Each Option granted under this Article 5 and all rights or obligations thereunder shall expire ten years after the Option Date and shall be subject to earlier termination as provided below. Each Option granted under Section 5.2 shall become exercisable in three installments as follows:
(i) 40% on the first anniversary of the Option Date, (ii) 30% on the second anniversary of the Option Date, and (iii) 30% on the third anniversary of the Option Date.

     5.5  Termination of Directorship.
          ---------------------------

          If a Non-Employee Director's service as a member of the Board of Directors terminate for any reason other than retirement, any portion of an Option granted pursuant to this Article which is not then exercisable shall terminate and any portion of such Option which is then exercisable may be exercised for two years after the date of such termination or until the expiration of the stated term, whichever first occurs. If a Non-Employee Director retires (terminates service on or after age 65 and after ten years of service as a Director), all Options granted pursuant to this Article shall become exercisable and may be exercised for two years after the date of retirement or until the expiration of the stated term, whichever first occurs.

     5.6  Adjustments.
          -----------

          Options granted under this Article 5 shall be subject to adjustment as provided in Section 5.2, but only to the extent that (a) such adjustment and the Committee's actions in respect thereof satisfy applicable criteria under Rule 16b-3, (b) such adjustment in the case of a Change in Control Event is effected pursuant to the terms of a reorganization agreement approved by shareholders of the Corporation, and (c) such adjustment is consistent with adjustments to Options held by persons other than executive officers or directors of the Corporation.

     5.7  Acceleration Upon a Change in Control Event
          -------------------------------------------

          Upon the occurrence of a Change in Control Event, each Option granted under Section 5.2 hereof shall become immediately exercisable in full; provided, however, that none of the Options granted under Section 5.2 shall be accelerated to a date less than six months after the Award Date of such Option. To the extent that any Option granted under this Article 5 is not exercised prior to (i) a dissolution of the Corporation or (ii) a merger or other corporate event that the Corporation does not survive, and no provision is (or consistent with the provisions of Section 5.7 can be) made for the assumption, conversion, substitution or exchange of the Option, the Option shall terminate upon the occurrence of such event.


     5.8  Limitation on Amendments.
          ------------------------

          The provisions of this Article 5 shall not be amended more than once every six months (other than as may be necessary to conform to any applicable changes in the Code or the rules thereunder), unless such amendment would be consistent with the provisions of Rule 16b-3(c)(2)(ii)(or any successor provision).

                                          SOUTHWEST GAS CORPORATION


                                          By
                                             ------------------------
                                               Michael O. Maffie
                                               President and
                                               Chief Executive Officer



                                                                     Exhibit A

                          SOUTHWEST GAS CORPORATION

                             ELIGIBLE DIRECTOR

                     NONQUALIFIED STOCK OPTION AGREEMENT


THIS AGREEMENT dated as of the _____ day of _____________, 19__, between Southwest Gas Corporation, a California corporation (the "Corporation"), and ________________ (the "Director").

                             W I T N E S S E T H
                              - - - - - - - - - -

          WHEREAS, the Corporation has adopted and the shareholders of the Corporation have approved the Southwest Gas Corporation 1996 Stock Incentive Plan (the "Plan"); and

          WHEREAS, pursuant to Article 5 of the Plan, the Corporation has granted an option (the "Option") to the Director upon the terms and conditions evidenced hereby, as required by the Plan, which Option is not intended as and shall not be deemed to be an incentive stock option within the meaning of
Section 422 of the Code;

          NOW, THEREFORE, in consideration of the services rendered and to be rendered by the Director, the Corporation and the Director agree to the terms and conditions set forth herein as required by the terms of the Plan.

          1. OPTION GRANT. This Agreement evidences the grant to the Director, as of ___________, ____ (the "Option Date"), of an Option to purchase an aggregate of _____ shares of Common Stock, $1.00 par value, under
Article 5 of the Plan, subject to the terms and conditions and to adjustment as set forth herein or in pursuant to the Plan.

          2. EXERCISE PRICE. The Option entitles the Director to purchase (subject to the terms of Sections 3 through 5 below) all or any part of the Option shares at a price per share of $_______, which amount represents the Fair Market Value of the shares on the Option Date.

          3. OPTION EXERCISABILITY AND TERM. The Option shall first become and remain exercisable as to ______________ of the shares on ___________________ and as to an additional _________ shares on each of the following dates: ______________, 199_, __________, 199_ and _____________,
199_, in each case subject to adjustments under Section 5.6 of the Plan and acceleration under Section 5.7 of the Plan. The Option shall terminate on ____________, 19__, unless earlier terminated in accordance with the terms of Sections _____ of the Plan.

          4. SERVICE AND EFFECT OF TERMINATION OF SERVICE. The Director agrees to serve as a director in accordance with the provisions of the Corporation's Articles of Incorporation, bylaws and applicable law. If the Director's services as a member of the Board shall terminate, this Option shall terminate at the times and to the extent set forth in Section 5.5 of the Plan.

          5. GENERAL TERMS. The Option and this Agreement are subject to, and the Corporation and the Director agree to be bound by, the provisions of the Plan that apply to the Option. Such provisions are incorporated herein by this reference. The Director acknowledges receiving a copy of the Plan and reading its applicable provisions. Capitalized terms not otherwise defined herein shall have the meaning assigned to such terms in the Plan.

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                SOUTHWEST GAS CORPORATION
                                (a California corporation)


                                By ___________________________
_________________________
                 *insert day before tenth anniversary of date of grant.


                                Title ________________________


                                              DIRECTOR


                                _____________________________
                                         (Signature)

                                _____________________________
                                         (Print Name)

                                _____________________________
          (Address)
                                _____________________________
                                   (City, State, Zip Code)
                                     CONSENT OF SPOUSE
                                     -----------------



   In consideration of the execution of the foregoing Nonqualified Stock Option Agreement by Southwest Gas Corporation, I,_________________________________,
   the spouse of the Director therein named, do hereby agree to be bound by all of the terms and provisions thereof and of the Plan.


   DATED: ______________, 19__.


                                                      _______________________
                                Signature of Spouse
